Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-199988-01 on Form S-3ASR of our report dated February 27, 2015, relating to the consolidated financial statements of Education Realty Operating Partnership L.P. and subsidiaries (the “Operating Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Operating Partnership’s adoption of the new accounting standard update for reporting discontinued operations), appearing in this Annual Report on Form 10-K of Education Realty Operating Partnership L.P. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
February 27, 2015